UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2015

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

United States Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Entry into a Lease for Principal Office Space

On April 16, 2015, Altisource Asset Management Corporation (the “Company”) entered into a Commercial Lease (the “Lease”) with St. Croix Financial Center, Inc. (the “Landlord”) with respect to the Company’s new headquarters in Christiansted, St. Croix in the U.S. Virgin Islands. The Lease has an initial term of five years, and the Company has an option to extend the Lease for an additional five-year term. The office space under the Lease is approximately 5,000 square feet and is located at Plot No. 56, Estate Southgate Farm, Christiansted, VI 00820.

The annual rent during the initial five-year term under the Lease is $120,000, which escalates to $130,800 per annum during the renewal term. The Landlord is required to make renovations and build offices in the premises under the Lease, and the renovations are expected to be completed in approximately four to six months. During the renovation period, the Landlord will provide the Company with approximately 4,000 square feet of temporary space, located at 36C Strand Street, Christiansted, VI 00820, at a rent of $4,000 per month.

The foregoing description of the Lease does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Lease which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Commercial Lease, dated April 16, 2015 by and between St. Croix Financial Center, Inc. and Altisource Asset Management Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Altisource Asset Management Corporation
Date: April 22, 2015	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary